EXHIBIT 99.1

                                  NEWS RELEASE


                       Investor Relations Contact: Susan Spratlen (972) 444-9001

               Pioneer Provides Update to Fourth Quarter Outlook,
                     Recent Developments and Hedging Program

Dallas, Texas, January 9, 2002 -- Pioneer Natural Resources Company ("Pioneer")(NYSE:PXD) (TSE:PXD) today updated its fourth quarter 2001 outlook based on current expectations and partial quarter actual results, outlined recent developments in Argentina and other areas of operation, and provided information on the status of its hedging program.

Fourth Quarter 2001 Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual results to differ materially from the following statements. The last paragraph of this news release addresses certain of the risks and uncertainties to which the Company is subject.

Fourth quarter production is expected to average approximately 110 thousand barrels per day on an oil equivalent basis. Fourth quarter natural gas sales in Argentina have been lower than expected due to excess availability of hydroelectricity and an extended plant turnaround at a large gas customer in Chile. The Company's fourth quarter realized price for oil, including the effects of hedges, is expected to average approximately $22.00 to $22.25 per barrel. Pioneer's fourth quarter realized price for natural gas liquids is expected to range from $11.90 to $12.15 per barrel. The Company's fourth quarter realized price for natural gas, including the effects of hedges, is expected to average approximately $2.45 to $2.60 per Mcf. Fourth quarter lease operating expenses (including production and ad valorem taxes) are expected to average approximately $4.80 to $5.00 per BOE. Depreciation, depletion and amortization expense is expected to range from $5.15 to $5.30 per BOE. Total exploration and abandonment expense is expected to range from $27 to $32 million, depending on results from drilling currently underway. General and administrative expense is expected to be approximately $10 million. Interest expense is expected to be approximately $31 million. Cash taxes for the fourth quarter are expected to be $2 to $3 million as the Company continues to benefit from the carryforward of prior years' net operating losses in the U.S. and Canada. Cost incurred is expected to range from $140 to $150 million, excluding costs related to the successful merger of 42 Parker & Parsley limited partnerships.

Pioneer's fourth quarter results will include several non-cash and extraordinary charges. The Company completed the divestiture of certain non-core Canadian oil assets for net proceeds of $11.9 million, resulting in the recognition of a net loss of $1.4 million. Proceeds from the sale were used to reduce outstanding indebtedness. During the fourth quarter, the Company reduced interest expense by repurchasing and retiring approximately $39 million of its outstanding 9 5/8% senior notes. Although the purchases will result in an extraordinary loss on the early extinguishment of debt of approximately $5 million during the fourth quarter, the Company will benefit from annual interest savings of approximately $2.5 million based on current interest rates. As previously disclosed, the Company had hedge contracts valued at $7.8 million with Enron North America Corp. The Company expects to take a $6 million charge related to this receivable during the fourth quarter but will continue to pursue the full value of its claim.

Recent Developments in Argentina

Pioneer continues to monitor the political and economic environment in Argentina where 17% of its oil and gas reserves were held as of December 31, 2000. The newly established government has begun the implementation of several reforms that are intended to stabilize the economic environment in the country, including the immediate devaluation of the Argentine peso to a current rate of
1.4 per  U.S. dollar and  temporary restrictions  on the  transfer of funds from


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Argentina.   Although   Pioneer's   current  natural  gas  sales  contracts  are
denominated in U.S. dollars, the Company could be required to renegotiate such contracts. The peso devaluation is also expected to reduce the cost of Argentine operations and administration. Pioneer has postponed discretionary capital spending in the country pending clarification.

The Company will likely recognize non-cash charges to reflect the impact of the peso devaluation. The Company is currently evaluating, but is not yet able to accurately determine the timing, or quantify the amount, of these charges and the impact of other changes on its Argentine activities.

For the fourth quarter of 2001, Pioneer's Argentine subsidiaries generated total liquids and natural gas revenues of approximately $15 million and $7 million, respectively. During the same three months, the Argentine subsidiaries incurred approximately $7 million of operating costs and $2 million of administrative expenses. Total liquids sales for 2001 averaged approximately 10,000 barrels per day, of which 12% was exported. Natural gas sales for the same period were approximately 87 MMcf per day, with 13% exported.

Other Recent Developments

Beginning January 1, 2002, Pioneer increased daily production approximately 5% as a result of the successful mergers of 42 Parker & Parsley limited partnerships. Through the mergers that closed on December 20, 2001, Pioneer acquired net reserves of approximately 29 million barrels oil equivalent and cash of approximately $12 million in exchange for Pioneer common stock valued at approximately $99.2 million. The reserves represent incremental interests in Pioneer- operated wells in the Spraberry field of West Texas.

Pioneer's daily production is expected to increase again in July by 15% to 17% as production begins from the Canyon Express project in the deepwater Gulf of Mexico. At Canyon Express and Pioneer's other three large development projects, Devils Tower, Sable and Falcon, progress continues as scheduled. On the Devils Tower project, the results from the sixth well exceeded expectations, and Pioneer has added additional prospects in the immediate area.

In Gabon, Pioneer plans to begin drilling a series of three wells later in the first quarter. The first 2002 well will be Pioneer's second exploration well and will test a section of the oil rim south of the discovery well drilled in 2001. The second 2002 well will appraise the 2001 discovery, and the location of the third 2002 well will depend on the results of the first two wells.

Hedging Program

Pioneer has significant oil and natural gas hedges in place to protect its cash flow and lock in strong returns. In addition to the hedges monetized during 2001, Pioneer recently monetized 60 million cubic feet per day of its 2004 natural gas hedge position at approximately $3.20 per Mcf for a profit of approximately $14 million that will be recognized as natural gas revenue over the contract period in 2004. Pioneer has also increased its oil hedge position for the second half of 2002, adding swaps on 5,000 barrels of oil per day at $21.54 per barrel for the second half of 2002. The intrinsic value of Pioneer's remaining 2002 through 2005 oil and natural gas hedges was approximately $187 million, or $1.80 per share, based on Friday's closing NYMEX prices for oil and natural gas.

During 2002, Pioneer has hedges covering approximately 60% of expected North American natural gas production at an average NYMEX equivalent price of $4.30 per Mcf or greater and approximately 45% of expected worldwide oil production at an average NYMEX equivalent price of $25.32 per barrel or greater. Pioneer has natural gas hedges that extend into 2005 and oil hedges through June of 2003. Pioneer's hedges are with a diverse group of intermediaries, principally large U.S. banks, and are outlined in the Form 8-K filed today with the Securities and Exchange Commission.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.



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Except for historical information contained herein, the statements in this Press
Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other
things,   volatility  of  oil  and  gas  prices,   product  supply  and  demand,
competition,   government  regulation  or  action,  foreign  currency  valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.





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